Exhibit 99.1

Investor Contact: Sharon Merrill Associates (617) 542-5300 trr@investorrelations.com	Company Contact: Thomas W. Bennet, Jr., CFO (978) 970-5600 tbennet@trcsolutions.com

TRC Companies Completes $15.5 Million Private Placement of Convertible Preferred Stock

Lowell, MA, June 1, 2009 - TRC Companies, Inc. (NYSE: TRR) announced today that it has successfully completed a private placement of 7,209 shares of a new Series A Convertible Preferred stock, $0.10 par value, for $2,150 per share to three of its existing shareholders, resulting in gross proceeds to the Company of $15.5 million.  In addition, as part of the transaction, the maturity of the $5 million subordinated loan agreement with Federal Partners, L.P., due to mature July 19, 2009 was extended until July 12, 2012 on its current terms.  TRC plans to use the gross proceeds of the private placement for general corporate purposes, reducing the use of its revolving debt facility for working capital, and to support capitalization and net worth requirements necessary to secure project bonding capacity.

Eighteen months from the closing, and subject to prior shareholder approval, each share of the Preferred Stock will automatically convert into 1,000 shares of common stock.

TRC also executed an amendment to its Revolving Credit Agreement with Wells Fargo Foothill, Inc. (WFF) that revised several terms in the facility including borrowing rates and spreads, letter of credit issuance capacity, and EBITDA covenants as well as temporarily reducing the maximum revolver amount subject to WFF completing a syndication to replace a former additional lender.

“This private equity placement demonstrates the level of confidence that the investors have in TRC, especially in light of current market conditions,” said Chris Vincze TRC’s Chairman and Chief Executive Officer. “During the past three years, TRC has transformed itself into a more efficient company with a leaner cost structure.  This financing should accelerate TRC’s ability to successfully implement its new business plan and expand its market presence.  The additional cash and equity on our balance sheet will support our ability to obtain the bonding capacity required to win certain fixed-price contracts in our Energy business and other significant new project opportunities.  The proceeds from the

TRC

650 Suffolk Street  •  Lowell, Massachusetts 01854

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private placement, along with the flexibility provided from our amended revolving credit agreement, strengthen our overall financial position and enable improved execution on our organic revenue growth strategy.”

TRC plans to call a Special Meeting for shareholders to vote on, among other things, issuance of Common Stock upon conversion of the Preferred Stock in compliance with the Rules of the New York Stock Exchange.

As part of the transaction, the holders of the Preferred Stock are entitled to name one director to TRC’s Board and are expected to do so in the near future.

About TRC

TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, energy, and infrastructure markets and is a leading provider of engineering, consulting, and construction management services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including that the proceeds from the private placement will support our ability to obtain the bonding capacity we need and enable improved execution of our organic revenue growth strategy. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the uncertainty of our operational and growth strategies; regulatory uncertainty; the availability of funding for government projects; the level of demand for our services; product acceptance; the availability and adequacy of insurance and bonding; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; changes in our senior management; the results of outstanding litigation; risks arising from either failure to identify, or from identified material weaknesses in our internal controls over financial reporting or our inability to effectively remedy such weaknesses; our inability to comply with the terms of our credit facility and our lenders’ future unwillingness to waive our noncompliance; and general political or economic conditions.  Furthermore, market trends are subject to changes which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission.